United States securities and exchange commission logo





                     September 25, 2020

       Brian Coleman
       Chief Financial Officer
       Clear Channel Outdoor Holdings, Inc.
       4830 North Loop 1604 West, Suite 111
       San Antonio, TX 78249

                                                        Re: Clear Channel
Outdoor Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-32663

       Dear Mr. Coleman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services